Exhibit 99.1

Red River Bancshares, Inc. Announces
Quarterly Cash Dividend

ALEXANDRIA, La., August 27, 2026 (GLOBE NEWSWIRE) – Red River Bancshares, Inc. (Nasdaq: RRBI) (the “Company”) announced today that on August 27, 2026, its board of directors declared a quarterly cash dividend in an amount equal to $0.25 per share of common stock. The cash dividend is payable on September 17, 2026, to shareholders of record as of the close of business on September 8, 2026.

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and two combined loan and deposit production offices, one each in Lafayette, Louisiana, and Shreveport, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes the Slidell-Mandeville-Covington MSA; Acadiana, which includes the Lafayette MSA; and New Orleans, which includes the New Orleans-Metairie MSA.

Contact:
Julia E. Callis
Executive Vice President, General Counsel & Corporate Secretary
318-561-4042
julia.callis@redriverbank.net

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